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                                                                   Exhibit 3.1




             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  VELOCOM INC.

                    (Pursuant to Section 242 and Section 245)

         VELOCOM INC., originally filed in the state of Delaware as WLL International, Inc., hereby certifies as follows:

         1. The name of the corporation is VELOCOM INC. (the "Corporation"). The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 29, 1998; an Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on December 3, 1999; and a Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on January 6, 2000.

         2. This Third Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation, the Amended and Restated Certificate of Incorporation, the Second Amended and Restated Certificate of Incorporation and all amendments and certificates thereto.

         3. This Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") has been duly adopted in accordance with Section 242 and Section 245 of the Delaware General Corporation Law.

                                  ARTICLE ONE.


         The name of this corporation is VELOCOM INC.

                                  ARTICLE TWO.

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

                                 ARTICLE THREE.

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.





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                                  ARTICLE FOUR.

SECTION 4.1 AUTHORIZED CAPITAL.


               (a) The Corporation shall be authorized to issue two classes of stock to be designated respectively "Common Stock" and "Preferred Stock." The aggregate number of shares which the Corporation shall have the authority to issue is two hundred nine million seven hundred eighteen thousand one hundred fifty four (209,718,154); the total number of shares of Common Stock shall be one hundred twenty million four hundred twenty one thousand five hundred seventy seven (120,421,577), with a par value of $.0001 per share, and the total number of shares of Preferred Stock shall be eighty nine million two hundred ninety six thousand five hundred seventy seven (89,296,577), with a par value of $.0001 per share. Such Preferred Stock may be issued in series.

               (b) Subject to the voting requirements set forth in Section 4.2(b)(iii), the Corporation's board of directors shall have the authority, without stockholder action, to determine the preferences, limitations and relative rights of any Preferred Stock (whether in a series or as a class), including without limitation the following: (i) the designation of any series of Preferred Stock; (ii) unlimited, special, conditional, or limited voting rights, or no right to vote; except that no condition, limitation, or prohibition on voting shall eliminate any right to vote provided by the Delaware General Corporation Law; (iii) redemption rights; (iv) conversion rights, (v) distribution or dividend rights, including the determination of whether such rights are cumulative, non-cumulative or partially cumulative, and (vi) preference rights over any other class or series of shares with respect to distributions, including dividends and distributions upon the dissolution of the Corporation.

               (c) Common Stock shall be divided into one hundred thirteen million nine hundred forty one thousand six hundred sixty seven (113,941,667) shares of voting common stock (the "Voting Common Stock") and six million four hundred seventy nine thousand nine hundred ten (6,479,910) shares of non-voting Common Stock (the "Non-Voting Common Stock, and together, the "Common Stock"). Except as otherwise required by law, the Non-Voting Common Stock shall not be entitled to vote on any matter on which the Stockholders of the Corporation shall be entitled to vote; and shares of Non-Voting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters. Except for the difference in voting rights, both the Voting Common Stock and the Non-Voting Common stock shall be identical in their rights.

SECTION 4.2 DESIGNATION OF PREFERRED STOCK.


         Thirty one million (31,000,000) of the authorized shares of Preferred Stock are hereby designated as "Series A Preferred Stock" (the "Series A Preferred"); forty two million six hundred sixty six thousand six hundred sixty seven (42,666,667) of the authorized shares of Preferred Stock are hereby




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designated as "Series B Preferred Stock" (the "Series B Preferred"); six million four hundred seventy nine thousand nine hundred ten (6,479,910) of the authorized shares of Preferred Stock are hereby designated as "Series B-1 Preferred Stock" (the "Series B-1 Preferred," and together with the Series B Preferred, the "Series B/B-1 Preferred"); and five million one hundred fifty thousand (5,150,000) of the authorized shares of Preferred Stock are hereby designated as "Series C Preferred Stock" (the "Series C Preferred"). Except for the differences in voting and conversion rights set forth herein, both the Series B Preferred and the Series B-1 Preferred shall be identical in their rights. The Series A Preferred, the Series B/B-1 Preferred and the Series C Preferred are hereinafter collectively referred to as the "Series Preferred."
The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

               (a) DIVIDEND RIGHTS.

                    (i) Declared Dividends. Holders of the Series Preferred, in preference to the holders of Common Stock and any other stock of the Corporation that is not by its terms expressly senior in right of payment to the Series Preferred (collectively, "Junior Stock"), shall be entitled to receive dividends, when and as declared by the board of directors, but only out of funds that are legally available therefor. In addition, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series Preferred had all of the outstanding Series Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. The Corporation shall not declare dividends on one Series of Preferred Stock and not on each other Series of Preferred Stock.

                    (ii) Preference. So long as any of the Series Preferred remains outstanding, without the prior written consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Series Preferred (the "Required Holders"), the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Stock. The provisions of this Section 4.2(a)(ii) shall not, however, apply to (i) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, (ii) the payment of cash dividends on the Common Stock to the extent that equivalent dividends are paid on the Series Preferred as provided above, or (iii) any repurchase of any Reserved Employee Stock from former employees, directors or consultants in connection with termination of employment or service as a director or consultant that is approved by the Corporation's board of directors.






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               (b) VOTING RIGHTS.

                    (i) Generally. Except as otherwise provided herein or as required by law, the Series Preferred shall vote with the shares of the Common Stock of the Corporation (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of the Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of the Series Preferred are convertible (pursuant to Section 4.2(e) below) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                    (ii) Except as specifically set forth in this Article Four, or as otherwise required by law, each outstanding share of Series B-1 Preferred shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote; and shares of Series B-1 Preferred shall not be included in determining the number of shares voting or entitled to vote on any such matters.

                    (iii) Class Vote Requirement. Without the affirmative vote of the Required Holders, the Corporation shall not (i) create, issue or authorize the issuance of any additional Common Stock or Preferred Stock or create or authorize any new class or series of the Corporation's capital stock (except for issuances of Reserved Employee Stock, issuances upon conversion of Preferred Stock, and issuances in connection with strategic transactions involving the Corporation and the non-affiliates of the Corporation approved by the Corporation's board of directors, the primary purpose of which is other than to raise funds for the Corporation (including (1) joint ventures, manufacturing, marketing or distribution arrangements or (2) technology transfer or development arrangements)); (ii) amend this Certificate of Incorporation or the Corporation's Bylaws; (iii) engage in (1) any merger, consolidation, business combination, recapitalization, or reorganization in which (A) the stockholders of the Corporation immediately prior to such transaction own capital stock representing less than seventy percent (70%) of the surviving company's voting power in the election of directors immediately after such transaction or (B) the stockholders of the Corporation immediately prior to such transaction do not own substantially the same proportion of capital stock of the surviving company after the transaction as they owned of the Corporation immediately prior to the transaction (a "Disproportionate Change"); provided, however, that any change in a stockholder's ownership percentage of less than ten percentage points shall not be deemed to be a Disproportionate Change, (2) a liquidation or sale of substantially all of the assets by the Corporation or any of its subsidiaries outside the ordinary course of business, or (3) a purchase of substantial assets by the Corporation or any of its subsidiaries outside the ordinary course of business; (iv) engage in any business other than telecommunications and multimedia communications services, including but not limited to data, voice or video transmission, cable, IP telephony, MMDS, Internet access or any other telecommunications service using wireless, wireline, fiber, LMDS or broadband access or any other technology, and






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also including any Internet content business; (v) increase the amount of
Reserved Employee Stock above twelve percent (12%) of the Corporation's Common Stock Deemed Outstanding; or (vi) engage in any transaction with an affiliate of the Corporation, except for transactions involving wholly-owned subsidiaries, that is not approved by a majority of the Corporation's disinterested directors.

               (c) LIQUIDATION RIGHTS.

                    (i) Liquidation Value. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock or Common Stock, (i) first, the holders of the Series B/B-1 Preferred and Series C Preferred, on a pari passu basis, shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of the Series B/B-1 Preferred or Series C Preferred, respectively, equal to the sum of (A) the Original Series B/B-1 Issue Price or Original Series C Issue Price, as applicable (as defined below), plus (B) all declared but unpaid dividends thereon (the "Series B/B-1 Liquidation Value" and "Series C Liquidation Value," respectively) and (ii) second, after the payment of the full liquidation preference of the Series B/B-1 Preferred and Series C Preferred, the holders of the Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of the Series A Preferred equal to the sum of (A) the Original Series A Issue Price (as defined below), plus (B) all declared but unpaid dividends thereon (the "Series A Liquidation Value"). The "Original Series A Issue Price" shall be Three Dollars ($3.00) per share, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series A Preferred. The "Original Series B/B-1 Issue Price" shall be Six Dollars ($6.00) per share, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series B/B-1 Preferred. The "Original Series C Issue Price" shall be Ten Dollars ($10.00) per share, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series C Preferred.

                    (ii) Participation. After the payment of the full liquidation preference of the Series Preferred as set forth in Section 4.2(c)(i) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of Junior Stock entitled to a preference over the Common Stock and, thereafter, to the holders of Common Stock. The holders of the Series Preferred shall be entitled to participate in distributions to holders of the Common Stock such that, giving effect to all distributions pursuant to Section 4.2(c)(i), the holders of the Series Preferred receive aggregate distributions equal to the greater of (A) the Series A Liquidation Value (in the case of the Series A Preferred), the Series B/B-1 Liquidation Value (in the case of the Series B/B-1 Preferred) or the Series C Liquidation Value (in the case of the Series C Preferred), and (B) the amounts that such holders would have received if the Series Preferred had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.





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               (iii) Liquidation Events. At the option of the Required Holders, the following events shall be considered a liquidation for purposes of Section 4.2(c):

                    (A) any (1) merger, consolidation, business combination, reorganization or recapitalization of the Corporation that involves a Disproportionate Change; provided, however, that any change in a stockholder's ownership percentage of less than ten percentage points shall not be deemed to be a Disproportionate Change; or (2) transaction or series of related transactions in which capital stock representing in excess of thirty percent (30%) of the Corporation's voting power in electing the board of directors is transferred to any Person or Persons not an Affiliate of the transferring stockholders (an "Acquisition"); or

                    (B) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").

               (iv) Proportionate Payments. If, upon any liquidation, dissolution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of the Series Preferred, then such assets shall be distributed first, among the holders of the Series B/B-1 Preferred and Series C Preferred on a pro rata basis at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled and second, any remaining assets shall be distributed among the holders of the Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled.

         (d) REDEMPTION RIGHTS.

               (i) Scheduled Redemptions. Unless a holder of Series Preferred elects otherwise in accordance with Section 4.2(d)(iii) below, on January 26, 2005, the Corporation shall redeem thirty three and one-third percent (33 1/3%) of the then-outstanding shares of each of the Series A Preferred, the Series B/B-1 Preferred and the Series C Preferred held by such holder; on January 26, 2006, the Corporation shall redeem fifty percent (50%) of the then-outstanding shares of each of the Series A Preferred, the Series B/B-1 Preferred and the Series C Preferred held by such holder; and shall redeem all remaining shares of the Series A Preferred, the Series B/B-1 Preferred and the Series C Preferred held by such holder on January 26, 2007 (the "Scheduled Redemption Dates"), at a price per share equal to the Series A Liquidation Value, the Series B/B-1 Liquidation Value, or the Series C Liquidation Value, respectively.

               (ii) Redemption Payments. For each share of the Series Preferred which is to be redeemed hereunder, the Corporation shall be obligated on the Scheduled Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in cash equal to the Series A Liquidation Value, the Series B/B-1 Liquidation Value or the Series C Liquidation Value, as applicable. If the funds of the Corporation legally available for redemption of the Series Preferred on any Scheduled Redemption






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Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares pro rata among the holders of the Series Preferred to be redeemed based upon the aggregate Liquidation Value of such shares of the Series Preferred held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series Preferred, such funds shall immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Scheduled Redemption Date but which it has not redeemed.

               (iii) Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of the Series Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the Scheduled Redemption Date (the "Corporation's Notice"). Any holder of the Series Preferred may elect not to participate in the redemption on any Scheduled Redemption Date by providing written notice to the Corporation of its election not to have its shares of Preferred Stock redeemed within 10 days after receipt of the Corporation's Notice. The holders of the Series Preferred to be redeemed shall in any event have the right to convert any or all of their shares into Common Stock at any time prior to the close of business on any Scheduled Redemption Date. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares.

               (iv) Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of the Series Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of the Series Preferred on the basis of the aggregate Liquidation Value of the shares of the Series Preferred owned by each such holder. If the assets of the Corporation shall be insufficient to make payment in full to all holders whose shares of Series Preferred are being redeemed or otherwise acquired, such assets shall be used first to redeem shares of Series B/B-1 Preferred and Series C Preferred, ratably in proportion to the redemption price for the shares that such holders otherwise would have been entitled to redeem, and second, any remaining assets shall be used to redeem shares of Series A Preferred, ratably in proportion to the redemption price for the shares that such holders otherwise would have been entitled to redeem.

         (e) CONVERSION RIGHTS - CONVERSION OF SERIES PREFERRED INTO COMMON
STOCK.

     The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock:

               (i) Optional Conversion into Common Stock. Subject to and in compliance with the provisions of this Section 4.2(e), any shares of the Series





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Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock (either Voting Common Stock, in the case of Series A Preferred, Series B Preferred or Series C Preferred, or Non-Voting Common Stock, in the case of Series B-1 Preferred). The number of shares of Common Stock to which a holder of the Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 4.2(e)(ii)) by the number of shares of the Series A Preferred being converted. The number of shares of Common Stock to which a holder of the Series B/B-1 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B/B-1 Conversion Rate" then in effect (determined as provided in Section 4.2(e)(ii)) by the number of shares of the Series B/B-1 Preferred being converted. The number of shares of Common Stock to which a holder of the Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series C Conversion Rate" then in effect (determined as provided in Section 4.2(e)(ii)) by the number of shares of the Series C Preferred being converted.

               (ii) Series Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Series A Liquidation Value by the "Series A Conversion Price" calculated as provided in Section 4.2(e)(iii). The conversion rate in effect at any time for conversion of the Series B/B-1 Preferred (the "Series B/B-1 Conversion Rate") shall be the quotient obtained by dividing the Series B/B-1 Liquidation Value by the "Series B/B-1 Conversion Price" calculated as provided in Section 4.2(e)(iii). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Series C Liquidation Value by the "Series C Conversion Price" calculated as provided in
Section 4.2(e)(iii).

               (iii) Conversion Price. The conversion price for the Series A Preferred (the "Series A Conversion Price") shall initially be the Original Series A Issue Price (i.e., $3.00). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4.2(e). If and whenever on or after the first date of issuance of any shares of Series A Preferred (the "Original Series A Issue Date") the Corporation issues or sells, or in accordance with this Section 4.2(e)(iii) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series A Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series A Conversion Price shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Series A Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.






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         The conversion price for the Series B/B-1 Preferred (the "Series B/B-1
Conversion Price") shall initially be the Original Series B/B-1 Issue Price (i.e., $6.00). Such initial Series B/B-1 Conversion Price shall be adjusted from time to time in accordance with this Section 4.2(e). Except with respect to Defaulting Purchasers (as defined in Section 4.2 (e)(ix) below) for whom the Series B/B-1 Conversion Price shall be as set forth in Section 4.2(e)(ix) below, if and whenever on or after the first date of issuance of any shares of Series B/B-1 Preferred (the "Original Series B/B-1 Issue Date") the Corporation issues or sells, or in accordance with this Section 4.2(e)(iii) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series B/B-1 Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series B/B-1 Conversion Price shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Series B/B-1 Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus
(2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. All references to the Series B/B-1 Conversion Price herein shall mean the Series B/B-1 Conversion Price as adjusted pursuant to this Section 4.2(e)(iii) and Section 4.2 (e)(ix) below.

         The conversion price for the Series C Preferred (the "Series C Conversion Price") shall initially be the Original Series C Issue Price (i.e., $10.00). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this Section 4.2(e). If and whenever on or after the first date of issuance of any shares of Series C Preferred (the "Original Series C Issue Date") the Corporation issues or sells, or in accordance with this
Section 4.2(e)(iii) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series C Conversion Price shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Series C Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted.

         For purposes of determining the adjusted Series A Conversion Price for any holder of Series A Preferred, the adjusted Series B/B-1 Conversion Price for any holder of Series B/B-1 Preferred except for a Defaulting Purchaser, and/or the adjusted Series C Conversion Price for any holder of Series C Preferred, the following shall be applicable:






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                    (A) Issuance of Rights or Options. Except for Permitted
Issuances, if the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Series A Conversion Price, the Series B/B-1 Conversion Price and/or the Series C Conversion Price, as the case may be, in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Series A Conversion Price, the Series B/B-1 Conversion Price, and/or the Series C Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (B) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Series A Conversion Price, the Series B/B-1 Conversion Price, and/or the Series C Conversion Price, as the case may be, in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Series A Conversion Price, the Series B/B-1 Conversion Price, and/or the Series C Conversion Price, as the case may be, shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if







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any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Series A Conversion Price, the Series B/B-1 Conversion Price, and/or the Series C Conversion Price had been or are to be made pursuant to other provisions of this Section 4.2(e), no further adjustment of the Series A Conversion Price, the Series B/B-1 Conversion Price, and/or the Series C Conversion Price shall be made by reason of such issue or sale.

                    (C) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Series A Conversion Price, the Series B/B-1 Conversion Price, and/or the Series C Conversion Price, as the case may be, in effect at the time of such change shall be immediately adjusted to the Series A Conversion Price, the Series B/B-1 Conversion Price, and/or the Series C Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

                    (D) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series A Conversion Price, the Series B/B-1 Conversion Price, and/or the Series C Conversion Price then in effect hereunder shall be adjusted immediately to the Series A Conversion Price, the Series B/B-1 Conversion Price, and/or the Series C Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                    (E) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                    (F) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

                    (G) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issuance or sale of Common Stock.

               (iv) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Series A Conversion Price, the Series B/B-1 Conversion Price and the Series C Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price, the Series B/B-1 Conversion Price and the Series C Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4.2(e)(iv) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (v) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price, the Series B/B-1 Conversion Price, and the Series C Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying each of the Series A Conversion Price, the Series B/B-1 Conversion Price, and the Series C Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price, the Series B/B-1 Conversion Price, and the Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, the Series B/B-1 Conversion Price, and the Series C Conversion Price shall be adjusted pursuant to this Section 4.2(e)(v) to reflect the actual payment of such dividend or distribution.

               (vi) Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4.2(e) with respect to the rights of the holders of the Series Preferred or with respect to such other securities by their terms.

               (vii) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4.2), in any such event each holder of the Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of the Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

               (viii) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4.2), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.2(e) with respect to the rights of the holders of the Series Preferred after the capital reorganization to the end that the provisions of this Section 4.2 (including adjustment of the Series A Conversion Price, the Series B/B-1 Conversion Price, and the Series C Conversion Price then in effect and the number of shares of Common Stock issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

               (ix) Adjustment upon Default under Stock Purchase Agreements. With respect to the shares of Series B/B-1 Preferred owned by a Defaulting Purchaser who has not Cured such Default within a 10-day cure period, (as such terms are defined in Amendment No. 1 to Series B Preferred Stock Purchase Agreement dated as of December 31, 1999, and in Article 3 of the Follow-On Series B/B-1 Preferred Stock Purchase Agreement dated December 20, 1999, in each case among the Corporation and certain purchasers of the Corporation's Series B/B-1 Preferred (collectively, the "Stock Purchase Agreements")), immediately upon the expiration of such 10-day cure period, the Series B/B-1 Conversion Price for such shares in effect immediately prior to such Default shall be increased to an amount equal to two (2) times the Original Series B/B-1 Issue Price. Once the Series B/B-1 Conversion Price for such shares of Series B/B-1 Preferred held by the Defaulting Purchaser is adjusted in accordance with this
Section 4.2(e)(ix), it shall no longer be subject to any other adjustment provided in Section 4.2(e)(iii) of this Certificate of Incorporation. This
Section 4.2(e)(ix) shall not affect the Series B/B-1 Conversion Price for any holder of Series B/B-1 Preferred other than the Defaulting Purchaser, shall not affect the Series A Conversion Price or the Series C Conversion Price for shares of Series A Preferred or Series C Preferred held by the Defaulting Purchaser, and shall not affect the Series B/B-1 Liquidation Value for any holder of Series B/B-1 Preferred.

               (x) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price, the Series B/B-1 Conversion Price, and/or the Series C Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series A Conversion Price, the Series B/B-1 Conversion Price and/or the Series C Conversion Price at the time in effect, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

               (xi) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4.2(c)(iii)(A)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any Asset Transfer (as defined in Section 4.2(c)(iii)(B)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of the Series Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

               (xii) Automatic Conversion into Common Stock. Each share of the Series Preferred shall automatically be converted into shares of Common Stock (Voting Common Stock in the case of Series A Preferred, Series B Preferred and Series C Preferred, and Non-Voting Common Stock in the case of Series B-1 Preferred), based on the then-effective Series A Conversion Price, Series B/B-1 Conversion Price and/or Series C Conversion Price, as the case may be, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price to the public is at least $15.00 per share (as adjusted for stock splits, recapitalizations and the like), and
(ii) the gross cash proceeds to the Corporation (prior to expenses and underwriting commissions) are at least $50,000,000. Upon such automatic conversion, all declared but unpaid dividends, if any, shall be paid in accordance with Section 4.2(a).

               (xiii) Mechanics of Conversion.

                    (A) Optional Conversion. Each holder of the Series Preferred who desires to convert the same into shares of Common Stock pursuant to this
Section 4.2(e) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of the Series Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Corporation's board of directors as of the date of such conversion), any declared but unpaid dividends on the shares of the Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of the Series Preferred to be converted, and the person entitled to receive the shares of

Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                    (B) Automatic Conversion. Upon the occurrence of the event specified in Section 4.2(e)(xii) above, the outstanding shares of the Series Preferred shall be converted into Common Stock (Voting Common Stock in the case of Series A Preferred, Series B Preferred and Series C Preferred, and Non-Voting Common Stock in the case of Series B-1 Preferred) automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of the Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of the Series Preferred at the office of the Corporation or any transfer agent for the Series Preferred, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Corporation's board of directors as of the date of such conversion) or, at the option of the Corporation, a combination of both, all declared but unpaid dividends on the shares of the Series Preferred being converted. Until surrendered as provided above, each certificate formerly representing shares of the Series Preferred shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

               (xiv) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series Preferred by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Corporation's board of directors) on the date of conversion.

              (f) CONVERSION RIGHTS - CONVERSION OF SERIES B PREFERRED INTO SERIES B-1 PREFERRED OR VICE-VERSA.

         The holders of Series B/B-1 Preferred shall have the following rights with respect to the conversion of Series B Preferred into Series B-1 Preferred or vice-versa:

               (i) Conversion of Series B Preferred into Series B-1 Preferred. At any Regulated Holder's request at any time (whether in connection with any action by the Corporation referred to in Section 4.2(f)(ii)(B) or otherwise), such Regulated Holder shall have the right, upon the occurrence or possible occurrence of a Regulatory Problem, to convert any number of shares of Series B Preferred then held by such Regulated Holder into an equal number of shares of Series B-1 Preferred.

               (ii) Conversion of Series B-1 Preferred into Series B Preferred.

                    (A) In connection with the occurrence (or the expected occurrence as described in Section 4.2(f)(ii)(C) below) of any Conversion Event, each holder of Series B-1 Preferred shall be entitled to convert into an equal number of shares of Series B Preferred all of such holder's shares of Series B-1 Preferred being (or expected to be) distributed, disposed of or sold in connection with such Conversion Event.

                    (B) A "Conversion Event" shall mean (i) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act and a public sale pursuant to Rule 144 of the Securities Exchange Commission or any similar rule then in force), (ii) any sale of securities of the Corporation to a person or group of persons (within the meaning of the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act")) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary power to elect a majority of the Corporation's board of directors (provided that such sale has been approved by the Corporation's board of directors or a committee thereof), (iii) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Series B-1 Preferred being converted and disposed of in connection with such Conversion Event) which possesses in the aggregate the ordinary power to elect a majority of the Corporation's board of directors, (iv) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation, and (v) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving company's directors (provided that the transaction has been approved by the Corporation's board of directors or a committee thereof).

                    (C) Each Regulated Holder holding Series B-1 Preferred shall be entitled to convert Series B-1 Preferred in connection with any Conversion Event if such Regulated Holder reasonably believes that such Conversion Event shall be consummated, and a written request for conversion from any Regulated Holder holding

Series B-1 Preferred to the Corporation shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such Regulated Holder to participate in such Conversion Event. The Corporation shall not cancel the Series B-1 Preferred so converted before the tenth day following such Conversion Event and shall reserve such Series B-1 Preferred until such tenth day for reissuance in compliance with the next sentence. If any shares of Series B-1 Preferred are converted into Series B Preferred in connection with a Conversion Event and such shares of Series B Preferred are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Series B Preferred shall be promptly converted back into the same number of shares of Series B-1 Preferred.

                    (D) If at any time the Bank Holding Company Act and the rules and regulations thereunder (the "BHCA Rules") are amended to allow a holder of Series B-1 Preferred to convert to Series B Preferred, then upon any Regulated Holder's request, such Regulated Holder shall have the right to convert shares of Series B-1 Preferred into an equal number of shares of Series B Preferred to the extent permissible at such time under the BHCA Rules (as determined by such holder in its sole discretion).

               (iii) Conversion Procedure.


                    (A) Unless otherwise provided in connection with any conversion, each conversion of Series B-1 Preferred or Series B Preferred, into Series B Preferred or Series B-1 Preferred, as the case may be, shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating that such holder desires to convert the shares, or a stated number of the shares, represented by such certificate or certificates into shares of the other class (and such statement shall obligate the Corporation to issue such shares). Unless otherwise provided in connection with any conversion, each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Series B-1 Preferred and Series B Preferred, as the case may be, as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Series B Preferred or Series B-1 Preferred are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Series B Preferred and the Series B-1 Preferred represented thereby.

                    (B) Promptly after the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions (i) the certificate or certificates for the Series B Preferred and the Series B-1 Preferred issuable upon such conversion and (ii) a certificate representing any Series B-1 Preferred and Series B Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                    (C) The issuance of certificates for Series B-1 Preferred or Series B Preferred upon conversion of Series B Preferred or Series B-1 Preferred, respectively, shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Series B Preferred and Series B-1 Preferred, as the case may be.

                    (D) The Corporation has duly authorized, solely for the purpose of issuance upon the conversion of the Series B-1 Preferred and Series B Preferred, respectively, such number of Series B Preferred and Series B-1 Preferred, as the case may be issuable upon the conversion of all outstanding Series B-1 Preferred and Series B Preferred, as the case may be. All shares which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares may be listed (except for official notice of issuance which shall be immediately transmitted by the Corporation upon issuance).

                    (E) The Corporation shall not close its books against the transfer of Series B-1 Preferred and Series B Preferred in any manner which would interfere with the timely conversion of any Series B-1 Preferred or Series B Preferred. The Corporation shall assist and cooperate with any holder of Series B-1 Preferred and Series B Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series B-1 Preferred and Series B Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

                    (F) If the Corporation in any manner subdivides or combines the outstanding Series B-1 Preferred or Series B Preferred, the outstanding shares of the other class shall be proportionately subdivided or combined in a similar manner.

         (g) CONVERSION RIGHTS - CONVERSION OF NON-VOTING COMMON STOCK INTO VOTING COMMON STOCK AND VICE-VERSA.

     The holders of Common Stock shall have the following rights with respect to the conversion of Voting Common Stock into Non-Voting Common Stock or vice-versa:

               (i) Conversion of Voting Common Stock into Non-Voting Common Stock. At any Regulated Holder's request at any time (whether in connection with any action by the Corporation referred to in Section 4.2(f)(ii)(B) above or otherwise), such Regulated Holder shall have the right, upon the occurrence or possible occurrence of a Regulatory Problem, to convert any number of shares of Voting Common Stock then held by such Regulated Holder into an equal number of shares of Non-Voting Common Stock.

               (ii) Conversion of Non-Voting Common Stock into Voting Common Stock.


                    (A) In connection with the occurrence (or the expected occurrence as described in Section 4.2(g)(ii)(B) below) of any Conversion Event, each holder of Non-Voting Common Stock shall be entitled to convert into an equal number of shares of Voting Common Stock all of such holder's shares of Non-Voting Common Stock being (or expected to be) distributed, disposed of or sold in connection with such Conversion Event.

                    (B) Each Regulated Holder holding Non-Voting Common Stock shall be entitled to convert Non-Voting Common Stock in connection with any Conversion Event if such Regulated Holder reasonably believes that such Conversion Event shall be consummated, and a written request for conversion from any Regulated Holder holding Non-Voting Common Stock to the Corporation shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such Regulated Holder to participate in such Conversion Event. The Corporation shall not cancel the Non-Voting Common Stock so converted before the tenth day following such Conversion Event and shall reserve such Non-Voting Common Stock until such tenth day for reissuance in compliance with the next sentence. If any shares of Non-Voting Common Stock are converted into shares of Voting Common Stock in connection with a Conversion Event and such shares of Voting Common Stock are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Voting Common Stock shall be promptly converted back into the same number of shares of Non-Voting Common Stock.

                    (C) If at any time the BHCA Rules are amended to allow a holder of Non-Voting Common Stock to convert to Voting Common Stock, then upon any Regulated Holder's request, such Regulated Holder shall have the right to convert shares of Non-Voting Common Stock into an equal number of shares of Voting Common Stock to the extent permissible at such time under the BHCA Rules (as determined by such holder in its sole discretion).

               (iii) Conversion Procedure.

               (A) Unless otherwise provided in connection with any conversion, each conversion of Non-Voting Common Stock or Voting Common Stock, into Voting Common Stock or Non-Voting Common Stock, as the case may be, shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating that such holder desires to convert the shares, or a stated number of the shares, represented by such certificate or certificates into shares of the other class (and such statement shall obligate the Corporation to issue such shares). Unless otherwise provided in connection with any conversion, each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Non-Voting Common Stock and Voting Common Stock, as the case may be, as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Voting Common Stock or Non-Voting Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Voting Common Stock and the Non-Voting Common Stock represented thereby.

               (B) Promptly after the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions (i) the certificate or certificates for the Voting Common Stock and the Non-Voting Common Stock issuable upon such conversion and (ii) a certificate representing any Non-Voting Common Stock and Voting Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

               (C) The issuance of certificates for Non-Voting Common Stock or Voting Common Stock upon conversion of Voting Common Stock or Non-Voting Common Stock, respectively, shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Voting Common Stock and Non-Voting Common Stock, as the case may be.

               (D) The Corporation has duly authorized, solely for the purpose of issuance upon the conversion of the Non-Voting Common Stock and Voting Common Stock, respectively, such number of shares of Voting Common Stock and Non-Voting Common Stock, as the case may be, issuable upon the conversion of all outstanding shares of Non-Voting Common Stock and Voting Common Stock, as the case may be. All shares which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares may be listed (except for official notice of issuance which shall be immediately transmitted by the Corporation upon issuance).

               (E) The Corporation shall not close its books against the transfer of Non-Voting Common Stock and Voting Common Stock in any manner which would interfere with the timely conversion of any Non-Voting Common Stock or Voting Common Stock. The Corporation shall assist and cooperate with any holder of Non-Voting Common Stock and Voting Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Non-Voting Common Stock and Voting Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).






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

               (F) If the Corporation in any manner subdivides or combines the outstanding Non-Voting Common Stock or Voting Common Stock, the outstanding shares of the other class shall be proportionately subdivided or combined in a similar manner.

         (h) CERTAIN DEFINITIONS.

     "AFFILIATE" means with respect to any transferring stockholder, any other Person directly or indirectly controlling, controlled by or under common control with, such transferring stockholder, including a member of such transferring stockholder's immediate family, a trust established for the benefit of the transferring stockholder or the members of such transferring stockholder's immediate family, a partnership or limited liability company where the only partners or members are such immediate family members, or a transferee of such transferring stockholder by will or the laws of intestate succession. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

     "COMMON STOCK" means the Voting Common Stock and Non-Voting Common Stock, par value $.0001 per share, of the Corporation.

     "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus (a) the number of shares of Common Stock which would be issued upon exercise of all of the Corporation's outstanding Options and (b) the number of shares of Common Stock which would be issued upon conversion or exchange of all of the Corporation's outstanding Convertible Securities (including Convertible Securities issuable upon exercise of Options).

     "CONVERTIBLE SECURITIES" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

     "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

     "PERMITTED ISSUANCE" means any issuance of Reserved Employee Stock.

     "PERSON" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other similar entity, or any government or political subdivision or agency, department or instrumentality thereof.

     "REGULATED HOLDER" means any holder of Preferred Stock or Common Stock who is regulated under the BHCA Rules.

     "REGULATORY PROBLEM" means any transaction, circumstance or situation whereby (i) any Regulated Holder and its affiliates would own, control or have power over a





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

greater quantity of securities of any kind issued by the Corporation or any other entity than are permitted under any requirement of any governmental authority, or would cause such Regulated Holder or any of its affiliates to not be able to hold an investment in or provide financing to the Corporation in compliance with any applicable requirement of any governmental authority, or
(ii) it has been asserted by any governmental regulatory agency (or any Regulated Holder believes that there is a risk of such assertion) that such Regulated Holder and its affiliates are not entitled to hold the shares held by such Regulated Holder and its affiliate or exercise any significant right with respect to the shares held by such person or provide financing to the Corporation in compliance with any applicable requirement of any governmental authority.

     "RESERVED EMPLOYEE STOCK" means the shares of Common Stock issuable to employees, directors or consultants of the Corporation and its Subsidiaries pursuant to options granted under the VeloCom Inc. Amended and Restated 1998 Stock Option Plan, which amount shall in no event exceed twelve percent (12%) of the Corporation's Common Stock Deemed Outstanding.

     "SUBSIDIARY" means any corporation of which 50% or more of the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

         (i) AMENDMENT AND WAIVER.

     No amendment, modification or waiver of any of the terms or provisions of the Series Preferred shall be binding or effective without the prior written consent of the Required Holders and no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Required Holders; provided, however, that no such action shall adversely alter or change any of the rights, preferences, or privileges of the Series A Preferred without the prior written consent of the holders of at least 75% of the Series A Preferred then outstanding; and provided, further, than no such action shall adversely alter or change any of the rights, preferences or privileges of the Series B/B-1 Preferred without the prior written consent of at least 75% of the Series B/B-1 Preferred then outstanding; and provided, further, than no such action shall adversely alter or change any of the rights, preferences or privileges of the Series C Preferred without the prior written consent of at least 75% of the Series C Preferred then outstanding. Any amendment, modification or waiver of any of the terms or provisions of the Series Preferred by the Required Holders (or such higher vote as may be required), whether prospective or retroactively effective, shall be binding upon all holders of the Series Preferred.

     (j) GENERAL PROVISIONS.

               (i) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of the Series Preferred. Upon the surrender of any certificate representing the Series Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

               (ii) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of the Series Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, however, that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

               (iii) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series Preferred, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (iv) Notices. Any notice required by the provisions of this Amended and Restated Certificate of Incorporation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

               (v) Payment of Taxes. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series Preferred so converted were registered.

               (vi) No Dilution or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

               (vii) No Reissuance of the Series Preferred. No share or shares of the Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                  ARTICLE FIVE.

         The Corporation is to have perpetual existence.

                                  ARTICLE SIX.

         In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                 ARTICLE SEVEN.

         The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors. The number of directors which shall constitute the whole board of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

                                 ARTICLE EIGHT.

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

                                  ARTICLE NINE.

         The Corporation shall indemnify, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, as amended from time to time, all persons who it may indemnify pursuant thereto. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as it now exists or may hereafter be amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE TEN.

         The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

                                 ARTICLE ELEVEN.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.









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





         IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed and executed in its corporate name by David J. Leonard, its President and Chief Executive Officer, and attested to by Billi R. McCullough, its Secretary, and its Corporate Seal to be affixed on this ___ day of April, 2000.

                                             VELOCOM INC.


                                             By:
                                                -------------------------------
                                                Name:  David J. Leonard
                                                Title: President and Chief
                                                Executive Officer

Attest:



-------------------------
Name: Billi R. McCullough
Title: Secretary









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